Exhibit 99

AZTAR

News Release

FOR IMMEDIATE RELEASE

AZTAR REPORTS FIRST-QUARTER 2005 RESULTS

        PHOENIX, Arizona - April 20, 2005 - Aztar Corporation (NYSE:AZR) today reported financial results for its 2005 first quarter, which ended on March 31, 2005; the fiscal 2004 quarter had ended on April 1, 2004. Consolidated EBITDA for the 2005 quarter was $45.7 million versus, in the first quarter of 2004, EBITDA of $46.7 million which was after $3.5 million of insurance recovery related to business interruption applicable to the fourth quarter of 2003. Diluted earnings per share in the 2005 first quarter were 27 cents, which included three cents associated with other income and which is after five cents related to a loss on settlement of retirement plan benefits, versus 10 cents in the 2004 quarter, which included six cents attributable to insurance recovery and which was after 31 cents associated with an adverse court ruling regarding income taxes in Indiana.
        Our Nevada, Indiana and Missouri properties had strong results in the first quarter, with each of them posting all-time record levels of EBITDA and, in the aggregate, producing EBITDA growth of 17%. At Tropicana Atlantic City, EBITDA before construction-accident-related items was $21.2 million in the first quarter of 2005 versus $20.0 million in the first quarter of 2004. The Quarter and related expansion facilities at Tropicana Atlantic City were the catalyst for property revenues that were 22% higher than in the prior year, but increased expenses resulted in only a 6% improvement in property EBITDA. Over the near term, we expect to see further increases in casino, hotel and other revenues and a reduction of the initial costs associated with the opening of the expansion which, in tandem, should produce significantly higher levels of EBITDA at Tropicana Atlantic City.
        "Since the opening of the expansion at Tropicana Atlantic City, our top priority has been to achieve an enthusiastic response to our new product from existing and first-time customers. All of the evidence seems to show that we have been very successful in that goal," said Robert M. Haddock, Aztar Chairman of the Board, President and Chief Executive Officer. "We are also pleased that the Tropicana produced a substantial increase in revenue in a flat market during the first quarter, even though revenue growth from our new hotel tower was inhibited by our inability to pre-book

Aztar First-Quarter 2005 Earnings Release
April 20, 2005                        Page 2

rooms because of the uncertainty following the construction accident about the opening date for the expansion. Now, with all of the restaurants, clubs and stores in the Quarter open and generating customers for the casino, and with management able to plan for full utilization of our new hotel rooms, Tropicana Atlantic City has significant operating leverage potential. Accordingly, we continue to be optimistic that in the fiscal quarters ahead we can expect to see substantial growth in cash flow from the property."
Tropicana Atlantic City Expansion
        The Tropicana Atlantic City expansion includes a new 502-room hotel tower; The Quarter at Tropicana, which is a 200,000-square-foot dining, entertainment and retail complex; a 2,400-space parking garage and 20,000 square feet of meeting and conference space.
Other Income
        Other income consists of insurance recoveries for the rebuilding of the damaged portion of the Tropicana Atlantic City expansion after the construction accident that occurred on October 30, 2003, net of direct costs to obtain the recoveries.
Capital Expenditures
        In the first quarter of 2005, purchases of property and equipment totaled $39 million. Approximately $10 million of the total was spent on routine expenditures, and $29 million went for development.
Conference Call
        Our first-quarter 2005 earnings conference call will be broadcast live on the Internet beginning at 4:30 p.m. Eastern Daylight Time on Wednesday, April 20, 2005. Individuals may access the live audio webcast through our website at www.aztar.com. The call also will be available on replay through that website for one year following the call.

Aztar First-Quarter 2005 Earnings Release
April 20, 2005                        Page 3

Selected Results ($ in millions, except ADR, which is Average Daily Rate)

	First Quarter
	2005	2004
	(unaudited)

Tropicana Atlantic City
Revenue	$111.7	$91.9
EBITDA	$21.0	$23.5
Depreciation and amortization	$10.6	$7.9
Operating income	$10.4	$15.6

EBITDA margin	18.8%	25.6%
Operating income margin	9.3%	17.0%

Occupancy	81.1%	86.3%
ADR	$84.22	$76.71

Tropicana Las Vegas
Revenue	$42.2	$40.5
EBITDA	$11.0	$9.2
Depreciation and amortization	$1.5	$1.5
Operating income	$9.5	$7.7

EBITDA margin	26.1%	22.7%
Operating income margin	22.5%	19.0%

Occupancy	97.5%	98.1%
ADR	$99.46	$86.24

Ramada Express Laughlin
Revenue	$26.5	$24.2
EBITDA	$8.7	$7.2
Depreciation and amortization	$1.6	$1.5
Operating income	$7.1	$5.7

EBITDA margin	32.8%	29.8%
Operating income margin	26.8%	23.6%

Occupancy	81.1%	75.8%
ADR	$30.78	$29.19

Aztar First-Quarter 2005 Earnings Release
April 20, 2005                        Page 4

Casino Aztar Evansville
Revenue		$35.5		$33.3
EBITDA		$11.0		$10.2
Depreciation and amortization		$1.8		$1.4
Operating income		$9.2		$8.8

EBITDA margin		31.0%		30.6%
Operating income margin		25.9%		26.4%

Occupancy		84.6%		85.5%
ADR		$63.73		$60.88

Casino Aztar Caruthersville
Revenue		$7.4		$6.2
EBITDA		$1.9		$1.3
Depreciation and amortization		$0.8		$0.7
Operating income		$1.1		$0.6

EBITDA margin		25.7%		21.0%
Operating income margin		14.9%		9.7%

Corporate
EBITDA	$	(7.9)	$	(4.7)
Depreciation and amortization		$0.0		$0.0
Operating income	$	(7.9)	$	(4.7)

Consolidated
Revenue		$223.3		$196.1
EBITDA		$45.7		$46.7
Depreciation and amortization		$16.3		$13.0
Operating income		$29.4		$33.7
Net income		$9.9		$3.7

EBITDA margin		20.5%		23.8%
Operating income margin		13.2%		17.2%
Net income margin		4.4%		1.9%

Aztar First-Quarter 2005 Earnings Release
April 20, 2005                        Page 5

EBITDA Explanation and Reconciliation
EBITDA is net income before income taxes, interest expense, interest income, other income, and depreciation and amortization. EBITDA should not be construed as a substitute for either operating income or net income as they are determined in accordance with generally accepted accounting principles (GAAP). Management uses EBITDA as a measure to compare operating results among our properties and between accounting periods. We manage cash and finance our operations at the corporate level. We manage the allocation of capital among properties at the corporate level. We also file a consolidated income tax return. Management accordingly believes EBITDA is useful as a measure of operating results at the property level because it reflects the results of operating decisions at that level separated from the effects of tax and financing decisions that are managed at the corporate level. We also use EBITDA as the primary operating performance measure in our bonus programs for executive officers. Management also believes that EBITDA is a commonly used measure of operating performance in the gaming industry and is an important basis for the valuation of gaming companies. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies and, therefore, any such differences must be considered when comparing performance among different companies. While management believes EBITDA provides a useful perspective for some purposes, EBITDA has material limitations as an analytical tool. For example, among other things, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect the requirements for such replacements. Other income, interest expense, net of interest income, and income taxes are also not reflected in EBITDA. Therefore, management does not consider EBITDA in isolation, and it should not be considered as a substitute for measures determined in accordance with GAAP. A reconciliation of EBITDA with operating income and net income as determined in accordance with GAAP is shown below (in millions).

Aztar First-Quarter 2005 Earnings Release
April 20, 2005                        Page 6

	First Quarter
	2005	2004
	(unaudited)
EBITDA
Tropicana Atlantic City	$21.0	$23.5
Tropicana Las Vegas	11.0	9.2
Ramada Express Laughlin	8.7	7.2
Casino Aztar Evansville	11.0	10.2
Casino Aztar Caruthersville	1.9	1.3
Corporate	(7.9)	(4.7)
Consolidated	45.7	46.7
Depreciation and amortization	(16.3)	(13.0)
Operating income	29.4	33.7
Other income	1.6	--
Interest income	0.2	0.2
Interest expense	(13.8)	(8.7)
Income taxes	(7.5)	(21.5)
Net income	$9.9	$3.7

Margins
Margins are calculated as a percentage of revenue.

Aztar is a publicly traded company that operates Tropicana Casino and Resort in Atlantic City, New Jersey, Tropicana Resort and Casino in Las Vegas, Nevada, Ramada Express Hotel and Casino in Laughlin, Nevada, Casino Aztar in Caruthersville, Missouri, and Casino Aztar in Evansville, Indiana.

# # #

The disclosures herein include statements that are 'forward looking' within the meaning of federal securities law. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "foresees," "forecasts," "estimates," "targets," or other words or phrases of similar import. Similarly, statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, those relating to war and terrorist activities and other factors affecting discretionary consumer spending, economic conditions, the impact of prospective new competition in Pennsylvania, uncertainties related to the extent and timing of our recoveries from our insurance carriers for our various losses suffered in connection with the accident on

Aztar First-Quarter 2005 Earnings Release
April 20, 2005                        Page 7

October 30, 2003, the extent to which our existing operations will continue to be adversely affected by the ongoing effects of the accident on October 30, 2003, the extent to which we realize revenue and EBITDA increases as a result of the Tropicana Atlantic City expansion, our ability to execute our development plans, estimates of development costs and returns on development capital, weather, litigation outcomes, judicial actions, labor negotiations, legislative matters and referenda including the potential legalization of gaming in Maryland and New York and VLTs at the Meadowlands in New Jersey, and taxation including potential tax increases in Indiana, Missouri, Nevada and New Jersey. For more information, review the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K for December 30, 2004 and certain registration statements of the company.

For additional information, please contact Joe Cole, Vice President, Corporate Communications, at 602-381-4111.

Aztar Corporation and Subsidiaries
Consolidated Statements of Operations (unaudited)
For the periods ended March 31, 2005 and April 1, 2004
(in thousands, except per share data)
	First Quarter
	2005	2004
Revenues (a)
Casino	$171,822	$153,241
Rooms	25,128	20,215
Food and beverage	14,981	13,512
Other	11,391	9,090
	223,322	196,058
Costs and expenses
Casino	69,105	63,414
Rooms	10,998	9,573
Food and beverage	14,125	12,988
Other	7,925	7,345
Marketing	25,034	18,292
General and administrative	26,340	20,928
Utilities	6,368	4,221
Repairs and maintenance	6,620	6,175
Provision for doubtful accounts	378	333
Property taxes and insurance	8,520	7,453
Rent	1,938	2,041
Construction accident related	409	41
Construction accident insurance recoveries	(225)	(3,500)
Depreciation and amortization	16,346	13,023
	193,881	162,327

Operating income	29,441	33,731

Other income	1,573	--
Interest income	242	167
Interest expense	(13,862)	(8,674)

Income before income taxes	17,394	25,224

Income taxes	(7,483)	(21,557)

Net income	$9,911	$3,667
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Net income per common share	$.28	$.10
Net income per common share assuming dilution	$.27	$.10

Weighted-average common shares applicable to:
Net income per common share	34,788	34,322
Net income per common share assuming dilution	36,886	35,743

___________________

(a)

The Company makes cash promotional offers to certain of its customers, including cash rebates as part of loyalty programs generally based on an individual's level of gaming play. In the first quarter of 2005, the Company concluded that it was appropriate to classify these costs as a reduction in casino revenue. Previously, these costs were classified primarily as a casino expense. Accordingly, the Company has revised the classification of these costs as a reduction in casino revenue for the three month period ended March 31, 2005 in its Consolidated Statement of Operations. The Company has also made corresponding adjustments to its Consolidated Statement of Operations for the three month period ended April 1, 2004 to classify $5,708 of these costs, previously classified as an expense as a reduction in casino revenue. This revision in classification had no effect on operating income or net income in the Consolidated Statements of Operations for any period.

Aztar Corporation and Subsidiaries
Consolidated Balance Sheet Summaries (unaudited)
 (in thousands)
	March 31, 2005	December 30, 2004
Assets
Cash and cash equivalents	$54,333	$52,908
Other current assets	55,106	77,646
Total current assets	109,439	130,554
Investments	25,015	23,602
Property and equipment	1,244,009	1,239,146
Intangible assets	34,224	34,380
Other assets	84,240	83,958
	$1,496,927	$1,511,640
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Liabilities and Shareholders' Equity
Current portion of long-term debt	$953	$1,292
Other current liabilities	131,399	143,087
Total current liabilities	132,352	144,379
Long-term debt	724,135	731,253
Other long-term liabilities	57,739	64,803
Series B convertible preferred stock	4,861	4,914
Shareholders' equity	577,840	566,291
	$1,496,927	$1,511,640
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